Exhibit 2.1

DATE: 6 DECEMBER 2019

INSTRUMENT

RELATING TO THE ISSUE OF WARRANTS TO SUBSCRIBE FOR

ORDINARY SHARES IN THE CAPITAL OF SUMMIT THERAPEUTICS PLC

CMS Cameron McKenna Nabarro Olswang LLP

Cannon Place

78 Cannon Street

London EC4N 6AF

T +44 20 7367 3000

F +44 20 7367 2000

cms.law

THIS INSTRUMENT IS MADE BY DEED POLL dated 6 December 2019

BY:

(1)

SUMMIT THERAPEUTICS PLC, a company incorporated and registered in England and Wales under registered number 05197494 and whose registered office is at 136a Eastern Avenue, Milton Park, Abingdon, Oxfordshire OX14 4SB, United Kingdom (the “Company”).

WHEREAS the Company has resolved, by resolution of its board of directors to grant the Warrants, each Warrant conferring upon its holder the right to subscribe for one Ordinary Share (each as defined below).

IT	IS AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

“Admission” means admission of the New Ordinary Shares to trading on AIM becoming effective in accordance with Rule 6 of the AIM Rules;

“ADS” means one American Depositary Share of the Company representing five Ordinary Shares;

“AIM” means the AIM market operated by London Stock Exchange plc;

“AIM Rules” means the AIM Rules for Companies published by the London Stock Exchange plc governing admission to and the operation of AIM, as amended from time to time;

“Board” means the board of directors of the Company from time to time or a duly authorised committee of that board;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business;

“Certificate” means a certificate in respect of a Warrantholder’s holding of Warrants, in substantially the form set out in Appendix 1;

“Control” shall mean the holding of, directly or indirectly, more than 50 per cent. of the issued share capital of a person, the power to direct the vote of more than 50 per cent. of the votes entitled to be cast at a meeting of the members or shareholders of a person, or the power to control the affairs of, or control the composition of a majority of the board of directors of a person and the terms “Controlled” and “Controlling” shall be construed accordingly;

“Equity Shares” means Ordinary Shares and other share capital of the Company of any class, whether now or hereafter authorised, which have the right to participate in the distributions and assets of the Company without limit as to the amount or percentage entitlement thereto, and which entitle the holder to vote (in person or by proxy) at general meetings of the Company;

“Exercise Date” means the Business Day on which a Warrant is duly exercised in accordance with clause 2.2 by the satisfaction of all deliverables in accordance with clauses 2.6.1 and 2.6.3;

“Exercise Price” means £0.243 per Warrant;

“Expiry Date” means the tenth anniversary of the date of Admission;

“New Ordinary Shares” means up to 175,378,450 new Ordinary Shares in the capital of the Company to be issued in connection with the arrangements described in the circular of the Company dated 6 December 2019;

“Ordinary Share” or “Ordinary Shares” means ordinary share(s) of £0.01 each in the capital of the Company;

“Registrars” means Link Asset Services of 34 Beckenham Road, Beckenham, Kent BR3 4TU, United Kingdom;

“Reorganisation” shall have the meaning set out in clause 2.11;

“Subscription Rights” shall have the meaning as set out in clause 2.1;

“Warrants” means 26,306,765 warrants, each for the subscription of one Ordinary Share on the terms and subject to the conditions set out in this Instrument; and

“Warrantholder” means, in relation to any Warrant, the person or persons who is or are registered from time to time in the register of warrantholders to be maintained by the Company pursuant to clause 7.1 as the holder or joint holders of such Warrant.

1.2

References in this Instrument to clauses and the Appendices shall be construed as references to the clauses in or to the Appendices to this Instrument and any reference to a sub-clause shall be construed as a reference to the relevant sub-clause of the clause in which such reference appears.

1.3	Headings are inserted for convenience only and shall be ignored in construing this Instrument.

1.4

In this Instrument, unless otherwise specified, words in the singular shall include the plural and vice versa and any reference to a “person” includes an individual, firm, partnership, body corporate, corporation, association, organisation, foundation and trust in each case whether or not having separate legal personality.

1.5

References in this Instrument to Ordinary Shares shall include, where the context so requires, any depositary interests issued from time to time in respect of Ordinary Shares, and references to registration of a holder of an Ordinary Share in the Company’s register of members and to the admission of Ordinary Shares to trading on AIM, and any related concepts, shall be construed accordingly.

1.6

A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time, and shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.7

References in this Instrument to any Ordinary Share being or to be issued, allotted or subscribed upon or following the exercise of a Warrant includes the transfer to the Warrantholder by the Company of an Ordinary Share that is held by the Company in treasury.

2.	CREATION OF SUBSCRIPTION RIGHTS

2.1

Subject as follows, upon Admission having occurred, the Company hereby creates the Warrants and grants each person to whom the Warrants are issued the right in respect of each Warrant to subscribe for one Ordinary Share on the terms and conditions set out in this Instrument. The Company shall issue a Certificate in respect of a Warrantholder’s holding of Warrants.

2.2

Each Warrant shall entitle the Warrantholder to subscribe in cash for one Ordinary Share at the Exercise Price, and each Warrant is exercisable, subject to clause 2.4 below, at any time from the date falling six months following Admission up to and including the Expiry Date (the “Subscription Rights”). The Subscription Rights shall (to the extent then unexercised) lapse automatically and in full at 6.00 p.m. (London time) on the Expiry Date.

2.3	The number of Ordinary Shares to be subscribed pursuant to, and the Exercise Price of, each Warrant shall be subject to adjustment as provided in clause 4 below.

2.4	The Warrants may be exercised prior to the date falling six months following Admission in the event of and conditional on:

2.4.1	a court order being made for winding-up of the Company (except for the purpose of reconstruction, amalgamation or unitisation); or

2.4.2

an offer for the whole of the issued share capital of the Company (other than any shares held by or committed to the offeror or persons acting in concert with the offeror) made in accordance with the City Code on Takeovers and Mergers having become or being declared unconditional as to acceptances; or

2.4.3 the entry into of a compromise or arrangement between the Company and its creditors or any class of them or between the Company and its members or any class of them which is agreed to by the creditors or members and sanctioned by the High Court under sections 895 to 901 of the Companies Act 2006.

2.5

The Warrants may be exercised in whole or in part. In the event that a Warrantholder exercises some but not all of its Warrants, the Company shall send to such Warrantholder promptly following such partial exercise a replacement Certificate for the balance of its holding of Warrants represented by the warrant Certificate surrendered pursuant to clause 2.6 below.

2.6	The Company shall accept the exercise of a Warrantholder’s Subscription Rights provided that such Warrantholder:

2.6.1

gives notice of such exercise in the form set out on the reverse of the Certificate, to the registered office of the Company from time to time (or such other address as the Company may designate by notice in writing to the Warrantholders); and

2.6.2

if requesting that the Ordinary Shares to be issued on the exercise of the Warrants are to be issued in uncertificated form, provides such information as the Company or the Registrars may request in connection therewith, including details of the CREST account into which the Ordinary Shares shall be credited; and

2.6.3	remits the relevant warrant Certificate(s); and

2.6.4	remits the aggregate Exercise Price therefor in cash by bank transfer of immediately available funds to the Company.

Once lodged in accordance with this clause 2.6, a notice of exercise and subscription may not be revoked without the consent of the Company. Within ten Business Days of satisfaction of all of the requirements of clauses 2.6.1 to 2.6.4 (inclusive), the Company shall procure that the relevant Ordinary Shares so subscribed shall be issued to the relevant Warrantholder (the “Issue Date”). On the Issue Date the relevant Warrantholder shall be entered into the register of members of the Company, and (if the Ordinary Shares are at that time admitted to trading on AIM) the Company shall procure, in so far as it is able, that the Ordinary Shares shall be admitted to trading on AIM in accordance with the AIM Rules. Certificates representing the Ordinary Shares so issued shall be delivered free of charge to the relevant Warrantholder promptly and in any event not later than ten Business days after the Issue Date, or, subject to clause 2.10 below, at the request of the relevant Warrantholder submitted to the Company pursuant to clause 2.6.2, the Ordinary Shares shall be credited to the CREST account of the Warrantholder on the Issue Date.

2.7

An Ordinary Share allotted pursuant to the exercise of a Warrant will rank in full for all dividends and other distributions with a record date after the relevant Exercise Date, and pari passu in all other respects with the Ordinary Shares in issue at that date.

2.8

The Company may, at any time and in its sole discretion, elect to transfer an Ordinary Share that is held by the Company in treasury in place of the issue or allotment of any Ordinary Share required to be issued or allotted to the Warrantholder on exercise of its Subscription Rights.

2.9

Each Warrantholder represents to the Company that by accepting Warrants it understands that the Warrants and any securities obtainable upon exercise of the Warrants have not been registered for sale under U.S. federal or state securities laws and are being offered and sold to such Warrantholder pursuant to one or more exemptions from the registration requirements of such securities laws.

2.10

In the case of Warrants exercised by an “affiliate” (as defined in Rule 405 under the U.S. Securities Act of 1933, as amended) of the Company, certificates representing the Ordinary Shares to be issued on the exercise of the Warrants may bear the following or any similar legend:

2.10.1

“The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state of the United States in reliance upon an exemption from registration under the U.S. Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the U.S. Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the U.S. Securities Act of 1933, as amended.”

2.10.2 If required by the authorities of any state of the United States in connection with the issuance or sale of the Ordinary Shares to be issued on the exercise of the Warrants, the legend required by such state authority.

2.11

If there is a reorganisation of the Company whereby the Company will become a subsidiary (whether direct or indirect) of a holding company (“Holdco”) where Holdco has substantially the same shareholders (with substantially the same proportionate shareholdings) as the Company immediately before the reorganisation (a “Reorganisation”), and the Board decides (before the relevant event) that the Warrants will be exchanged automatically in consideration of the grant of new warrants for the subscription of shares in Holdco (“Holdco Warrants”) which, in the opinion of the Board, are equivalent to the Warrants save that they relate to shares in Holdco, the Warrants will not (unless the Board determines otherwise) become exercisable and will be exchanged automatically for such Holdco Warrants in accordance with such Board determination.

3.	COVENANTS IN RELATION TO ORDINARY SHARES

3.1

The Company covenants to each Warrantholder that all Ordinary Shares which shall be issued upon exercise of the Warrants shall, at the time of issue (assuming full payment of the Exercise Price thereof), be duly and validly issued, fully paid, and free from all liens, charges and any other encumbrance.

3.2

If and for so long as the Ordinary Shares are admitted to trading on AIM, the Company shall apply to London Stock Exchange plc for any Ordinary Shares to be issued and allotted pursuant to any exercise of Warrants to be admitted to trading on AIM.

4.	ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF ORDINARY SHARES

4.1

Subject to clause 4.2, in the event that there is any alteration, variation or modification of the share capital of the Company by way of (i) sub-division or consolidation; (ii) capitalisation of profits or reserves, including the Company’s share premium account or capital redemption reserve fund, other than in lieu of a cash dividend; or (iii) any payment to holders of Ordinary Shares by way of a reduction of share capital (including any share premium account or capital redemption reserve) or any reduction of the liability of any holder of an Ordinary Share in respect of unpaid share capital, which in any such case affects the Exercise Price, or the number of Ordinary Shares to be issued and allotted in respect of any exercise of Warrants (such event being an “Adjustment Event”), the Company shall adjust the number of Ordinary Shares to be issued upon exercise of each Warrant, and/or the Exercise Price of each Warrant, in each case in a manner which the auditors of the Company, in their reasonable opinion, certify in writing to be fair and appropriate, and the Company shall give each Warrantholder notice of such adjustment. It is agreed that the objective of any adjustment as a result of the occurrence of an Adjustment Event shall be to ensure that an Ordinary Share to be issued upon the exercise of a Warrant after the Adjustment Event will carry as nearly as possible the same entitlement to participate in the profits and assets of the Company as it would have had it been issued prior to the occurrence of the Adjustment Event.

4.2

Notwithstanding any other provision hereof, no adjustment to the Exercise Price of the Warrants or to the number of Ordinary Shares to be issued upon the exercise of each Warrant will be made upon the issuance of or the grant or exercise of any rights to subscribe for securities, including, without limitation, convertible loan notes, warrants, options and rights to purchase Equity Shares:

4.2.1	which may be granted or exercised under any employee benefit plan of the Company to officers, directors, employees, consultants or other personnel; or

4.2.2	which may be granted or exercised under the long term incentive plan adopted by the Company; or

4.2.3	for cash by way of rights or pursuant to an open offer or placing or otherwise by way of subscription on arm’s length terms; or

4.2.4	in consideration or part consideration for the acquisition by the Company of any other securities, or any assets or business.

4.3	Any adjustment to the Exercise Price shall be made to the nearest one pence, rounding down in the case of half a pence.

5.	OTHER PROVISIONS

5.1	So long as any Subscription Rights remain exercisable:

5.1.1	The Company shall keep available for issue sufficient unissued share capital to satisfy in full all Subscription Rights remaining exercisable.

5.1.2

If at any time an offer (other than one made pursuant to a Reorganisation) is made to all holders of Ordinary Shares (or all holders of Ordinary Shares other than the offeror and/ or any company controlled by the offeror and/or persons acting in concert with the offeror) to acquire the whole or any part of the issued share capital of the Company and the Company becomes aware that as a result of such offer the right to cast a majority of the votes which may ordinarily be cast on a poll at a general meeting of the Company has or will become vested in the offeror and/or such persons or companies as aforesaid, the Company, subject to applicable law and the receipt by the Company of appropriate confidentiality undertakings as may be reasonably required by the Company, shall give notice to the holders of the Warrants of such offer within five Business Days of its becoming so aware, and each such holder shall be entitled, at any time within the period of ten Business Days immediately following the date of such notice, to exercise its Subscription Rights, and failing such exercise within such period such rights shall lapse upon the expiry of such period.

5.1.3

If an order is made or an effective resolution is passed for winding-up of the Company (except for the purpose of reconstruction, amalgamation or unitisation), the Warrantholders shall (if, in such winding-up and on the basis that all Subscription Rights then unexercised had been exercised in full and the Exercise Price therefor had been received in full by the Company, there would be a surplus available for distribution amongst the holders of the Ordinary Shares which, on such basis, would exceed in respect of each Ordinary Share a sum equal to the Exercise Price) be treated as if immediately before the date of such order or resolution its Subscription Rights had been exercisable and had been exercised in full, and shall accordingly be entitled to share in the assets available in the liquidation pari passu with the holders of the Ordinary Shares to which it would have become entitled by virtue of such subscription after deducting a sum per Ordinary Share equal to the Exercise Price. Subject to the foregoing all Exercise Rights shall lapse on liquidation of the Company.

6.	MODIFICATION OF RIGHTS

The directors of the Company from time to time may make modifications to this Instrument of a minor or technical nature which in their reasonable opinion do not materially affect the interests of the Warrantholders, or are made to correct a manifest error, without the agreement of the Warrantholders.

7.	TRANSFER AND PURCHASE

7.1	Each Warrant will be registered and the Company shall maintain a register of warrantholders for the time being.

7.2

A Warrantholder may at any time assign or transfer some or all of the Warrants held by such Warrantholder. The terms and conditions of this Instrument and the Subscription Rights contained in this Instrument shall apply in respect of the Warrants notwithstanding any transfer of such Warrants.

7.3

Notice of any assignment or transfer of Warrants shall be given in writing to the Company duly executed by the transferor and the transferee and stating the full name and address of the person to whom the Warrant has been transferred.

7.4	The Warrants may not be transferred otherwise than as permitted by clause 7.2 and any purported transfer otherwise than as permitted by clause 7.2 shall be void.

7.5	The Company may purchase Warrants by agreement with the Warrantholder(s) holding such Warrants and all Warrants purchased by the Company will be cancelled and will not be available for re-issue.

8.	COMPULSORY EXERCISE

8.1

Notwithstanding any other provision of this Instrument, the Company may by written notice to a Warrantholder, require that Warrantholder to exercise some or all of its outstanding Warrants, provided that:

8.1.1	such notice may not be given by the Company prior to the third anniversary of the date of Admission;

8.1.2

as at the date of notice either (i) the Ordinary Shares are admitted to trading on AIM or to another recognised investment exchange (as defined in section 285(1)(a) of the Financial Services and Markets Act 2000, as amended from time to time) or (ii) the ADSs are listed on the Nasdaq Stock Market; and

8.1.3

as at the date of notice, the ten-day volume weighted average price of the Ordinary Shares as reported on such recognised investment exchange or (if the Ordinary Shares are not admitted to trading on a recognised investment exchange) the ADSs as reported on the Nasdaq Stock Market represents a premium of at least 50 per cent. to the Exercise Price.

8.2	For the purposes of clause 8.1.3:

8.2.1

if the Ordinary Shares or the ADSs (as applicable) are traded in a currency other than pounds sterling, the ten-day volume weighted average price of the Ordinary Shares or the ADSs shall in each case be regarded as converted into pounds sterling at the closing mid-point rate for the conversion of the relevant currency into pounds sterling on the date of notice referred to in clause 8.1 (or if that date is not a Business Day, on the first Business Day after the date of such notice) as set out in the London edition of the Financial Times containing exchange rates applicable to that date; and

8.2.2

the weighted average price of an ADS shall be divided by a factor of the number of Ordinary Shares represented by such ADS (which as of the date hereof is five Ordinary Shares) in calculating the extent of any premium to the Exercise Price.

8.3

Within five Business Days of receipt by a Warrantholder of the notice referred to in clause 8.1, such Warrantholder shall exercise such number of its Subscription Rights as are specified in the notice of the Company in accordance with clause 2.6.

9.	GENERAL

Any determination or adjustment made pursuant to these terms and conditions by the auditors for the time being of the Company shall be made by them as experts and not as arbitrators and any such determination or adjustment made by them shall be final and binding on the Company and each Warrantholder in the absence of fraud or manifest error.

10.	GOVERNING LAW

10.1

This Instrument and any dispute or claim arising out of or in connection with it or its subject matter (including non-contractual disputes and claims) shall be governed by and construed in accordance with the laws of England and Wales.

10.2

The Company and each Warrantholder irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Instrument or its subject matter (including non-contractual disputes and claims).

IN WITNESS of which the Company has executed this Instrument as a deed poll and has delivered it upon dating it

Executed as a deed by	)
SUMMIT THERAPEUTICS PLC	)
acting by a director:	)	/s/ Glyn Edwards
Glyn Edwards	)	Director
in the presence of:	)

Name of witness: (in BLOCK CAPITALS)	MELISSA STRANGE

Signature of witness:	/s/ Melissa Strange

Address:

Occupation:	Accountant

APPENDIX 1

FORM OF CERTIFICATE

[THIS WARRANT IS SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN CLAUSES 2.9 AND 2.10 OF THE WARRANT INSTRUMENT DATED 6 DECEMBER 2019]

SUMMIT THERAPEUTICS PLC

THIS IS TO CERTIFY that [•] [of [•]] [a company registered in [•] under registration number [•] and whose registered office is at [•]] is the registered holder of [•] Warrants, each Warrant conferring upon the registered holder the right to subscribe for one Ordinary Share of £0.01 in the capital of Summit Therapeutics Plc (“Ordinary Shares”) exercisable at £[•] per Warrant, subject to the Articles of Association of the Company and the terms and conditions of the Warrant Instrument dated 6 December 2019.

Dated: [•]

Executed as a deed by	)
SUMMIT THERAPEUTICS PLC	)
acting by a director:	)
	)	Director
in the presence of:	)

Name of witness: (in BLOCK CAPITALS)

Signature of witness:

Address:

Occupation:

Note: To exercise these Warrants, this Certificate must be lodged at the registered office of the Company from time to time or at such other address as the Company may from time to time notify to the Warrantholders, with the Notice of Exercise hereon duly completed, with a remittance in cash or by bank transfer to the Company for the aggregate subscription price payable on subscription for the Ordinary Shares in respect of which the Subscription Rights are exercised.

NOTICE OF EXERCISE

(to be printed on the back of the Certificate)

To:	The Directors
Summit Therapeutics Plc
136a Eastern Avenue
Milton Park
Abingdon
Oxfordshire OX14 4SB United Kingdom

We hereby exercise the subscription rights in respect of [•] warrants represented by this Certificate and confirm that we have transferred electronically to the Company £[•], being the aggregate subscription price payable in respect of the subscription rights we are exercising.

We desire all shares resulting from such exercise to be registered in the name(s) set out below and hereby authorise the entry of such name(s) in the Register of Members in respect thereof and the despatch of a certificate therefor by post at our risk to the person whose name and address is set out below or, if none is set out, to the registered address of the sole or first named holder.*

[We desire all shares resulting from such exercise to be delivered to the CREST account details of which are set out in the letter accompanying this notice. We are not an “affiliate” (as defined in Rule 405 under the Act) of the Company.]

We direct the Company to allot the shares to be issued pursuant to this exercise in the following numbers to the following proposed allottees:*

	No/Percentage of Shares	Name of Proposed Allottee	Address of Proposed Allottee
1.
2.
3.
4.

Signed:

Print Name:

Contact Number:

E-mail Address:

Physical Address:

*	Amend/delete as appropriate